Exhibit 99.1

STARZ COMPLETES SEPARATION FROM

LIONSGATE AND BEGINS TRADING TODAY UNDER

TICKER SYMBOL STRZ ON NASDAQ

***Please use the assets below moving forward and replace any previous materials for all coverage of STARZ.***

Logos, headshot and bio for President and CEO Jeffrey Hirsch HERE

Download STARZ “We’re All Adults Here” reel HERE

Embed: https://www.youtube.com/watch?v=M_SCYjOBK18

Kindly link to STARZ.com in your coverage: www.starz.com

Santa Monica, Calif. – May 7, 2025 – STARZ today announced that it has completed its separation from Lionsgate and returns to being a standalone public company with trading commencing today on the Nasdaq Stock Market under the ticker symbol STRZ.

STARZ successfully transitioned from linear to digital profitably and is well positioned to drive long-term success with approximately 70% of its revenue now fueled by a robust digital footprint. STARZ’s targeted content offering is complementary to any platform or service, making it the industry’s bundling partner of choice. As a result, it is poised to grow through capitalizing on new bundling, distribution and other partnership opportunities.

STARZ’s portfolio of strong programming includes some of the most popular series on television. Focused on its valuable and scalable core demos of women and underrepresented audiences, STARZ boasts five series that average nine to 12 million multiplatform viewers per episode. STARZ also has a proven track record of creating and expanding franchises with “Outlander” and “Power,” both which have remained culturally relevant for over a decade including several “Power” Universe spinoff series and the highly anticipated “Outlander: Blood of My Blood” prequel series.

The Company has a subscriber base of 20 million (as of December 31, 2024) in the U.S and Canada.

“Today marks an important milestone in our history as we unlock significant value as a standalone business and advance our position as the leading premium entertainment destination for women and underrepresented audiences,” said Jeffrey Hirsch, President and CEO of STARZ. “This separation comes at a pivotal time for the industry. Our strong balance sheet, compelling programming lineup and industry-leading tech stack will enable us to be nimble and capitalize on growth opportunities, while driving long-term success for our partners, audiences, employees and shareholders. We are thankful to Jon (Feltheimer) and the entire Lionsgate team for the past eight years of collaboration as well as for the ongoing partnership we’ll maintain, and I look forward to beginning this new chapter for STARZ.”

The separation was approved by over 99% of both Class A and B shareholders at an April 23 meeting. The former dual share structure will become a single class of stock as of today.

About STARZ

STARZ (NASDAQ: STRZ) is the leading premium entertainment destination for women and underrepresented audiences, and home to some of the most popular franchises and series on television. STARZ offers a robust programming mix for discerning adult audiences, including boundary-breaking originals and an expansive lineup of blockbuster movies, and is embodied by its brand positioning “We’re All Adults Here.” Complementary to any platform or service, STARZ is available across a wide range of digital OTT platforms and multichannel video distributors and is a bundling partner of choice. STARZ is powered by an industry-leading advanced technology, data analytics and digital infrastructure and the highly rated and first-of-its-kind STARZ app.

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Press Contact:

Jennifer Minezaki-Washington

STARZ

jennifer.minezaki@starz.com